Exhibit 99.1

PRESS RELEASE

AMERICAN LITHIUM MINERALS INC. CLOSES TRANSACTION TO ACQUIRE 100% INTERESTS OF MONTEZUMA LITHIUM MINERALS CLAIMS.

HENDERSON, NV—June 15, 2009—American Lithium Minerals Inc. OTCBB: AMLM (the “Company”) announced today that further to its press release of May 4, 2009 has closed the transaction with GeoXplor Corp in respect of 88 unpatented mining claims situated between Clayton Peak and Montezuma Peak in Esmeralda County, Nevada (the “Property”).  The Montezuma Mineral claims are located in Esmeralda County, Nevada. The three claim blocks are situated approximately 25 miles east of the Nevada-California border, 35 miles southwest of Tonopah, Nevada.

The Agreement gives American Lithium Minerals Inc  the option (the “Option”) to acquire a 100% interest in the Property, subject to a 3% royalty in respect of Lithium Carbonate production and all other ores or minerals mined or extracted from the Property (the “Royalty”).  The Option is exercisable by paying GeoXplor an aggregate of $363,500 over four years (the “Cash Payments”), issuing to GeoXplor an aggregate 750,000 shares of American Lithium Minerals Inc (250,000 shares on signing of the agreement and 250,000 shares each year thereafter for 2 years) and incurring expenditures on exploration of the Property of not less than an aggregate $2,000,000 over 4 years.  American Lithium Minerals Inc may, at any time, accelerate any of the cash payments, share issuances or expenditures and can also satisfy the expenditures requirement by delivering a pre-feasibility study.  The royalty can be reduced at any time upon payment of $1 million for each 1% of the Royalty. The Agreement also provides that if, at any time, (i) a positive feasibility study in respect of the Property is delivered, or (ii) American Lithium Minerals Inc dispose of their interest in the Property in any way, GeoXplor will be paid US$500,000 in cash, or, at the election of GeoXplor, in that number of shares of American Lithium Minerals, Inc as have an aggregate value of $500,000 determined on the basis of the closing market price per share of American Lithium Minerals shares on the day preceding GeoXplor’s election.

American Lithium Minerals Inc. is an early stage lithium exploration company engaged in evaluating, developing and acquiring lithium projects, with a focus on the United States, Canada and South America.

Forward-Looking Statements

Included in this release are certain “forward-looking” statements involving risks and uncertainties which are intended to conform to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s financial performance.  Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements.  In addition, actual future results may differ materially from those anticipated, depending on a variety of factors, sales and earnings growth, ability to attract and retain key personnel and general economic conditions, including uncertainties relating to global political conditions, such as terrorism.  Information with respect to important risk factors that should be considered may be contained in the Company’s Annual Report on Form 10-K and its Reports on Form 10-Q to be filed with the U.S. Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not intend to update any of the forward–looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

For Additional Information, Contact:

Matthew Markin, President

(702) 430-4789